Exhibit 99.1

LM Funding America, Inc. Acquires Assets of Symbiont.io, Inc. from Chapter 11 Bankruptcy

Secured Lender has Acquired Assets of Financial Services Enterprise Blockchain Platform

TAMPA, FL, June 6, 2023—LM Funding America, Inc. (NASDAQ: LMFA) (“LM Funding” or the “Company”), a Bitcoin mining and technology-based specialty finance company, today announced that its $2.6 million “stalking horse” bid to purchase the assets of Symbiont.io, Inc. (“Symbiont”), which is currently in Chapter 11 bankruptcy proceedings, was approved by the bankruptcy court on June 2, 2023. LM Funding was the sole secured creditor for Symbiont as a result of a $2 million secured loan it made to Symbiont in December 2021 and has now acquired Symbiont’s assets with a credit bid.

Bruce M. Rodgers, Chairman, and CEO of LM Funding commented, “We are in the fortunate position of having now acquired the assets of Symbiont, including those related to its Assembly™ financial services blockchain enterprise platform. We currently intend to pursue strategic relationships to offer Assembly™ to institutions to issue, track and manage financial instruments, such as data, loans, and securities. Additionally, we plan to explore and consider, other use cases for the Symbiont assets and Assembly™ platform.”

Symbiont was formed in 2013 to help financial institutions leverage the Bitcoin blockchain to reduce risk, save costs, and increase efficiency. Symbiont Assembly™ is a blockchain platform for building and running decentralized applications called “smart contracts.” Early on, Symbiont raised money from credible investors, including the former CEO of the New York Stock Exchange, and formed a board comprised of a former Governor of Delaware, former Commissioner of the Securities Exchange Commission, Former CEO of NYSE, Euronext and the Intercontinental Exchange, and representatives from the London Stock Exchange. Symbiont won contracts with large institutions including index-fund leader Vanguard. In 2022, Vanguard and State Street used Symbiont’s platform for a foreign exchange forward contract. More recently, SWIFT, which helps banks move money across borders, announced it was using Symbiont's technology.

Symbiont filed for Chapter 11 bankruptcy protection on Dec. 1, 2022. The New York-based company said its assets and liabilities both ranged between $1 million and $10 million, according to a filing with the U.S. Bankruptcy Court for the Southern District of New York. LM Funding was listed as a secured creditor and was owed $2 million plus interest and expenses. LM Funding made a stalking horse credit bid to purchase Symbiont’s assets.

“We have spoken with Symbiont’s technical experts and several customers,” stated Rodgers. “We believe we have the opportunity to make Symbiont’s technology revenue producing by forming strategic relationships with technology companies to complete projects and develop further solutions for potential Symbiont customers.” Rodgers finished by stating, “Symbiont’s engineers, programmers, and technologists have created something meaningful, and we hope to work with that caliber of people going forward.”

About LM Funding America

LM Funding America, Inc., (Nasdaq: LMFA) together with its subsidiaries, is a cryptocurrency mining business that commenced Bitcoin mining operations in September 2022. The Company also operates a technology-based specialty finance company that provides funding to nonprofit community associations (Associations) located in the state of Florida by funding a certain portion of the Associations' rights to delinquent accounts that are selected by the Associations arising from unpaid Association assessments.

Forward-Looking Statements

This press release may contain forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” and “project” and other similar words and expressions are intended to signify forward-looking statements. Forward-looking statements are not guaranties of future results and conditions but rather are subject to various risks and uncertainties. Some of these risks and uncertainties are identified in the company's most recent Annual Report on Form 10-K and its other filings with the SEC, which are available at www.sec.gov. These risks and uncertainties include, without limitation, uncertainty created by the COVID-19 pandemic, the risk of not successfully commercializing or realizing value from the Symbiont assets, the risks of operating in the cryptocurrency mining business, the capacity of our bitcoin mining machines and our related ability to purchase power at reasonable prices, and the ability to finance our planned cryptocurrency mining operations. The occurrence of any of these risks and uncertainties could have a material adverse effect on our business, financial condition, and results of operations.

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